EXHIBIT 10.01


                      FIRST AMENDMENT TO LICENSE AGREEMENT

         THIS AGREEMENT (hereinafter referred to as "this Agreement") by and among LECTEC CORPORATION, a Minnesota corporation, having offices at 10701 Red Circle Drive, Minnetonka, Minnesota, 55343 (hereinafter referred to as "Company"), PHARMACO BEHAVIORAL ASSOCIATES, INC., a Minnesota corporation, having offices at 8200 Harriet Avenue South, Bloomington, Minnesota 55420 (hereinafter referred to as "Pharmaco"), and THE REGENTS OF THE UNIVERSITY OF MINNESOTA, a Minnesota constitutional corporation, having offices at Morrill Hall, 100 Church Street, Minneapolis, MN 55455 (hereinafter referred to as "the University") is made as of December 31, 1998 ("Effective Date") and shall be deemed effective retroactively to March 9, 1993 ("Original Agreement Date").

                                    RECITALS

         WHEREAS, Company, Pharmaco and the University entered into a License Agreement dated March 9, 1993 ("Original Agreement"), which granted Company a license to make, have made, use and sell certain products, subject to certain payment obligations from Company to Pharmaco and the University, with certain sublicense rights;

         WHEREAS, Company, Pharmaco and the University now desire to amend the Original Agreement as provided herein;

         NOW, THEREFORE, in consideration of the premises, covenants and conditions herein contained, the parties agree as follows:

1.0      DEFINITIONS

         "ARTICLE I - DEFINITIONS" of the Original Agreement shall be amended as follows:

         1.1 Paragraph A shall be deleted and replaced in its entirety by the following:

         A. "technology" shall mean any knowledge, information, knowhow and devices, whether patentable or not, in the possession of Pharmaco relating to:

         (i) use of cotinine for body weight management, including but not limited to US. Patent Application/Serial No. 07/964,277, filed October 21, 1992, and issued as U.S. Patent No. 5,643,928, and corresponding foreign patent applications or patents listed in Appendix A;

         (ii) therapeutic method to alleviate the craving associated with cessation of tobacco with cotinine, including but not limited to U.S. Patent Application/Serial No. 07/885,314, filed May 18, 1992, and issued as U.S. Patent No. 5,596,007, and corresponding foreign patent applications or patents listed in Appendix A;


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         (iii)    use of cotinine to assist in the cessation of tobacco smoking, including but not limited to U.S. Patent Application/Serial
                  No. 07/971,573, filed November 5, 1992, and corresponding foreign patent applications listed in Appendix A;

         (iv) use of cotinine to assist in the cessation of tobacco smoking, including but not limited to U.S. Patent Application/Serial No. 08/293,585, filed August 22, 1994, and issued as U.S. Patent No. 5,612,357, and corresponding foreign patent applications or patents listed in Appendix A; and

         (v) use of cotinine to alleviate tobacco withdrawal syndrome, including but not limited to U.S. Patent Application/Serial No. 08/691,888, filed August 1, 1996, and issued as U.S. Patent No. 5,747,512, and corresponding foreign patent applications or patents listed in Appendix A.

         1.2 Paragraph C shall be deleted in its entirety and replaced with the following:

         "Subject Patent Applications" shall mean any patent application that has been filed or is filed in the United States or in a foreign country that covers the Technology and/or Improvements made solely by Pharmaco, jointly by Pharmaco and Company or solely by Company, including but not limited to those patent applications listed in paragraph A above.

         1.3      A new paragraph J shall be added as follows:

         J. "Phase I Studies" shall mean pilot efficacy studies described in Appendix B hereto ("Phase I Studies") to be conducted by Company.

         1.4      A new paragraph K shall be added as follows:

         K. "Phase I Funds" shall mean any funds obtained by Company specifically to enable Company to conduct the Phase I Studies. Company may use its own funds or funds from a Third Party Source (but not from any Sublicensee, Affiliate, shareholder, officer or director of Company) as Phase I Funds. Phase I Funds shall not be deemed Net Sales revenues, lump sum payments, milestone payments or part of the Revenue Sharing Pool.

         1.5      A new paragraph L shall be added as follows:

         L. "Third Party Source" shall mean any third-party source of Phase I Study Funds, including, without limitation, any venture capital firm, partnership, limited liability company or non-profit medical or health research foundation. A Sublicensee, Affiliate, shareholder, officer or director of Company may not be a Third Party Source.


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2.0      LICENSE GRANT AND COMMERCIAL EFFORT

         "ARTICLE IV - LICENSE GRANT AND COMMERCIAL EFFORT" of the Original Agreement shall be amended as follows:

         2.1      A new paragraph J shall be added as follows:

         J. As an express condition to the continuation of the License to Company from and after the Effective Date and as a measure of its "best efforts" under paragraph E above, Company shall meet each of the following milestones:

         (i) Company shall itself provide or obtain from a Third Party Source the Phase I Study Funds within eighteen (18) months of the Effective Date;

         (ii) assuming the Phase I Study Funds have been provided by Company or obtained from a Third Party Source, Company shall complete the Phase I Studies within twenty (20) months of Company's provision or receipt of such funds; and

         (iii)    assuming the Phase I Studies are conducted, within eighteen
                  (18) months after the completion of the Phase I Studies, Company shall negotiate but not execute a bona fide, arm's-length agreement ("Proposed Agreement") with a marketing/development partner for the development and commercialization of Licensed Product(s) (provided such partner may not be an Affiliate) and deliver a complete copy of such Proposed Agreement to Pharmaco for its written approval, which approval shall not be unreasonably withheld or delayed and which approval shall be granted as provided in
                  Article IV K below. Such a Proposed Agreement may be with a Sublicensee.

Company shall give Pharmaco and the University ten (10) days' written notice of its achievement or failure to achieve each of the foregoing milestones. At its sole election, Company may extend any of the foregoing milestone deadlines one or more times for up to a maximum of twelve (12) months by the payment to Pharmaco of $25,000 per additional month, which payment shall be made in advance of the additional extension period being purchased. If Company fails to achieve any of the above milestones and has not purchased an extension as provided in the preceding sentence, at Pharmaco's sole election and upon ten (10) days prior written notice to Company and the University, Pharmaco may terminate the License as its sole remedy for such failure.

         2.2      A new paragraph K shall be added as follows:

         K. Pharmaco may review any Proposed Agreement submitted to Pharmaco under paragraph J(iii) above limited solely and exclusively to the question of whether such Proposed Agreement constitutes a bona fide, arm's-length transaction with a recognized healthcare products company aimed at pursuit of the development and commercialization of Licensed


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Product(s). Within ten (10) days of its receipt of a Proposed Agreement,
Pharmaco shall deliver to Company its written approval thereof or its written objections thereto within the foregoing limited scope of review. If no such written objection is delivered to Company within such ten (10) day period, Pharmaco's approval shall be conclusively deemed given to Company to enter into the Proposed Agreement. Pharmaco's delay in granting its approval of a Proposed Agreement or its written objection to a Proposed Agreement (or any arbitration under paragraph L below) shall not be counted in whether Company has completed the milestone deadline in paragraph J(iii) above in a timely manner, so long as Company has completed its negotiations and delivered the Proposed Agreement to Pharmaco prior to such deadline. Within ten (10) days of the earlier of (i) Company's receipt of Pharmaco's written approval, (ii) expiration of the ten
(10) day review period if Pharmaco has not delivered its written objection or
(iii) receipt of an arbitral award in favor of Company under paragraph L below, Company shall execute the Proposed Agreement and shall perform such Proposed Agreement in accordance with its terms. If Company does not so execute the Proposed Agreement within such ten (10) day period, Company shall be deemed to have failed to meet the deadline in Article IV, paragraph J(iii) above.

         2.3      A new paragraph L shall be added as follows:

         L. If Pharmaco does deliver such written objections to the Proposed Agreement on a timely basis and Company disagrees with such objections, Company and Pharmaco shall immediately submit such dispute to expedited final and binding arbitration in Minneapolis, Minnesota, by a single arbitrator designated by the American Arbitration Association ("AAA"), with such arbitration to be conducted under the AAA Commercial Arbitration Rules then in effect. Any such arbitration shall be limited solely and exclusively to the question of whether such Proposed Agreement constitutes a bona fide, arm's-length transaction with a recognized healthcare products company and is aimed at the pursuit of the development and commercialization of Licensed Product(s). Each party in such an arbitration shall bear its legal costs and attorneys' fees thereby incurred, and Company shall pay the costs of the arbitration. The arbitral award may be enforced in any court of competent jurisdiction. Company and Pharmaco shall give written notice of any such dispute and arbitration to the University but shall not make the University a party thereto or otherwise involve the University, provided, however, at the University's election, the University or its legal counsel may observe any such arbitration and receive copies of any materials submitted by either party to the arbitrator.

3.0      ROYALTIES, REPORTS AND RECORDS

         "ARTICLE V - ROYALTIES, REPORTS AND RECORDS" of the Original Agreement shall be amended as follows:

         3.1 Paragraph A shall be deleted in its entirety and replaced with the following:


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         A.       From the Original Agreement Date, Company shall pay the
University as royalties an amount which represents one and one-half percent (1 1/2 %) of the Net Sales of Licensed Products. Net of the foregoing payments to the University, Company shall pay or cause to be paid to Pharmaco a royalty of fifty percent (50%) of the remaining Revenue Sharing Pool after accounting for previous payments credited against royalty payments unless subparagraph (i) of this paragraph A is applicable, in which event the Revenue Sharing Pool shall be divided among Company, Pharmaco and any Third Party Source as provided therein. In the event that no Subject Patent(s) issue, the royalty rates and term shall be re-negotiated among the parties from the date that it is certain that no Subject Patent(s) will issue.

         (i) Company and Pharmaco acknowledge that, as of the Effective Date, Company has insufficient cash to provide the Phase I Study Funds. To attract a Third Party Source for the Phase I Study Funds, at its sole election, Company may offer a percentage of the Revenue Sharing Pool in exchange for such Third Party Source's financing of the Phase I Studies. If Company enters into an agreement with a Third Party Source to provide the Phase I Study Funds, the percentages of the Revenue Sharing Pool to be retained by the Company and to be paid to Pharmaco shall be ***

         (ii) If Company engages such a Third Party Source to provide the Phase I Study Funds, Company shall give ten (10) days' written notice thereof to Pharmaco and shall provide Pharmaco a copy of the agreement with such Third Party Source.

         3.2 The first sentence of paragraph B shall be deleted in its entirety.

         3.3 The second sentence of paragraph G shall be deleted in its entirety and replaced with the following:

         Company shall pay the University and Pharmaco within twenty (20) days following Company's receipt of any lump sum payment or milestone payment from a Sublicensee or any running royalty payments from a Sublicensee with respect to such Sublicensee's Net Sales of Licensed Product. Company shall pay the University and Pharmaco within sixty (60) days following each calendar quarter with respect to Company's own Net Sales of Licensed Products.

         3.4      Paragraph I shall be deleted in its entirety.

*** Confidential treatment requested pursuant to Rule 24b-2 of the Securities
    Exchange Act of 1934, as amended.

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4.0      TERM AND TERMINATION

         "ARTICLE VII - TERM AND TERMINATION" shall be amended as follows:

         Paragraph B(3) and the final sentence of paragraph B shall be deleted and replaced with the following:

         (3) if Company fails to meet any of the milestone deadlines in paragraph J of Article IV and has not purchased any extension(s) thereof from Pharmaco as provided therein.

         If Company does not cure or take substantial measures to cure the above-specified conditions within sixty (60) days of receipt of notice of termination in the case of subparagraphs (1) or (2) or ten (10) days of receipt of notice of termination in the case of subparagraph (3), such termination shall become effective.

5.0      COUNTERPART EXECUTION; FACSIMILE TRANSMISSION

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The parties acknowledge that each may rely upon the other party's facsimile transmission of its executed counterpart hereof, provided, each party shall exchange executed originals by mail or courier service as soon as practicable thereafter.


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         IN WITNESS WHEREOF, Pharmaco, the University and Company have caused this Agreement to be executed by their duly authorized officers.

REGENTS OF THE UNIVERSITY              LECTEC CORPORATION
OF MINNESOTA

By:/s/ Anthony L. Strauss              By:/s/ Rodney A. Young
   -------------------------              ------------------------
     Anthony L. Strauss                     Rodney A. Young
     Director                               CEO and President

                                       PHARMACO BEHAVIORAL
                                       ASSOCIATES, INC.

                                       By:/s/ Robert M. Keenan, M.D., Ph.D.
                                          ----------------------------------
                                            Robert M. Keenan, M.D., Ph.D.
                                            Chief Executive Officer and Chairman


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